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BROKER CONTACT:               MEDIA CONTACTS:
B.J. Mendenhall               Kevin Wilson               Brent Wilhite
Daw Technologies, Inc.        Politis Communications     Politis Communications
801-977-3100                  801-523-3730 (wk)          801-523-3730 (wk)
bjmendenhall@dawtech.com      801-898-5520 (cell)        801-671-8091(cell)
                              kwilson@politis.com        bwilhite@politis.com


FOR IMMEDIATE RELEASE

           DAW TECHNOLOGIES SIGNS LETTER OF INTENT TO FORM INTEGRATED
                  CLEANROOM SERVICES COMPANY IN MAINLAND CHINA

      NEW COMPANY WILL BE A JOINT VENTURE AMONG DAW, THE ELEVENTH DESIGN &
        RESEARCH INSTITUTE, CHINA WEST INVESTMENT AND SICHUAN PROVINCIAL
                      NATIONAL INVESTMENT MANAGEMENT CORP.

SALT LAKE CITY -- MARCH 20, 2001 -- DAW TECHNOLOGIES, INC. (NASDAQ: DAWK), an international leader in the design, engineering, fabrication and installation of ultra-clean manufacturing environments, today announced it has signed a letter of intent to form a joint venture company to provide integrated cleanroom design, engineering, construction and manufacturing services in China.

The letter of intent provides for the formation of a joint venture among four entities, including Daw Technologies; The Eleventh Design & Research Institute, M.I.I., a comprehensive design and research institute with multiple offices in China; China West Investment, an investment company active in promoting economic development and foreign investment in China; and Sichuan Provincial National Investment Management Corporation, an entity of the Sichuan Provincial government promoting business development in that province.

"Each party brings complementary expertise and technologies to the proposed joint venture," said Michael J. Shea, president of Daw Technologies. "We anticipate the relationships among these partners will give the joint venture company a distinct competitive advantage in providing the services and technologies established manufacturers in China are demanding. At the same time, we believe the strengths of this new venture will help encourage other companies to locate advanced manufacturing operations in China."

Daw intends to finalize the joint venture within the next 2 to 3 months, with the goal that the joint venture company will begin generating revenues before the end of the year. The new company will focus on cleanroom systems and components for the electronics, pharmaceutical and medical device industries throughout China.

"China has taken great strides to attract high-tech companies and is moving toward becoming the new center of Asian manufacturing," Shea said. "In that regard, Daw has a great opportunity to be a part of China's early development efforts, while broadening our reach into an underserved and rapidly expanding cleanroom market."

According to a recent article in Semiconductor Magazine (March 2001), China outspent Malaysia on semiconductor fabs in 1999 and 2000 and is on pace to overtake Singapore in capital spending. Additionally, based upon efforts begun in 1999, China's capacity for 8-inch wafers is expected to increase by 174,000 units by 2004. The article also emphasized that China has announced plans to eliminate chip tariffs by 2003.

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DAW SIGNS LOI TO FORM INTEGRATED CLEANROOM SERVICES COMPANY IN CHINA       - 2 -

"The cleanroom market in China is growing at a different rate than, and is not subject to the industry cycles of, other geographic markets," Shea said. "A number of leading-edge semiconductor and electronics companies, including Motorola, NEC, Amkor and Grace Semiconductor, have already established a presence there. With the softening of fabrication development in the U.S. semiconductor industry, as well as China's assured status in the World Trade Organization, this is a great time to look for international manufacturing opportunities. Naturally, we also plan to use this joint venture in China as a springboard into the rest of Asia."

ABOUT THE ELEVENTH DESIGN AND RESEARCH INSTITUTE

The Eleventh Design and Research Institute (C-EDRI) is a comprehensive design and research institute under the Ministry of Information Industry. With engineering, design, consultation, contract and supervision as its main business, C-EDRI also covers development, production, installation and service of air conditioning/purification products. Since its establishment 35 years ago, C-EDRI has designed more than 800 projects and provided consultation for more than 300 projects. The institute's clients are located all over China and include a list of world famous electronic manufacturers, such as NEC, Toshiba, Sharp and Fukuda of Japan, APCI, Lucent, and Motorola of the United States, Thomson of France, Philips of the Netherlands, and Siemens and Bayer of Germany.

ABOUT DAW

Daw Technologies, Inc. provides ultra-clean manufacturing environments for customers throughout the world, and specializes in the design, engineering and installation of cleanroom and mini-environment systems that meet stringent semiconductor and pharmaceutical manufacturing requirements. The company also provides contract manufacturing and specialized painting services on an OEM (original equipment manufacturer) basis for various customers. For further information, visit the company on the Internet at www.dawtech.com.

                                      # # #

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect the actual outcome include, but are not limited to, the possible cancellation of existing or future contracts, possible decrease in demand of the company's products or services, decreases in capital spending by the company's customers, increased competition in the clean room segment of the industry, customer rejection of new products, a decline in demand for products manufactured by the company's customers, changes in management, and the effects of the company's existing and planned diversification efforts. For a more detailed discussion of these and associated risks, see the company's most recent documents filed with the Securities and Exchange Commission.

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